UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GALA PHARMACEUTICAL INC.

(Exact name of registrant as specified in its charter)

Nevada	42-1771014
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2780 South Jones Blvd. #3725, Las Vegas, Nevada	89146
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange on which
Title of each class to be registered	each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [X]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [  ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

______________________       (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of class)

1

Item 1. Description of Registrant’s Securities to be Registered.

Gala Pharmaceutical Inc., is authorized to issue up to 500,000,000 common shares with a par value of $0.001 per share. The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

- are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
- do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
- are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative voting
Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Item 2. Exhibits.

Exhibit Number	Description
3.1	Amended Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1) to the Company’s report on Form 8-K filed with the SEC on February 1, 2018.

3.2	Copy of original bylaws of the Company (incorporated by reference to Exhibit 3.2) to the Company’s Form S-1 filed with the SEC on March 3, 2011.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GALA PHARMACEUTICAL INC.

Date: October 29, 2018

By /s/ Maqsood Rehman

Name: Maqsood Rehman

Title: Chief Executive Officer